Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc.
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on May 21, 2010. The purposes of the meeting was to elect five (5) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Edith E. Holiday, J. Michael Luttig, Larry D. Thompson, Charles B. Johnson and Gregory E. Johnson.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Directors:

                               % of      % of               % of        % of
Term Expiring               outstanding  Shares        outstanding Present and
2013                  For      Shares    Voted  Withheld   Shares     Voting

Edith E. Holiday   23,091,492  60.97%   71.08%  9,394,632   24.81%   28.92%
Larry D. Thompson  23,056,839  60.88%   70.97%  9,429,285   24.90%   29.03%
Charles B. Johnson 23,151,296  61.13%   71.27%  9,334,828   24.65%   28.73%
Gregory E. Johnson 23,088,681  60.96%   71.07%  9,397,443   24.81%   28.93%



                               % of      % of               % of        % of
Term Expiring               outstanding  Shares        outstanding Present and
2011                  For      Shares    Voted  Withheld   Shares     Voting
J. Michael Luttig  23,065,003  60.90%  71.00%   9,421,121  24.88%      29.00%

*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.

	  Shares Voted	% of outstanding Shares	 % of Voted Shares
For	   32,115,095	     84.80%	               98.89%
Against	      231,171         0.61%                     0.71%
Abstain	      139,859	      0.37%                     0.43%
Total	   15,160,213	     85.78%                   100.00%